Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Jay Brown, CFO Fiona McKone, VP — Finance Crown Castle International Corp. 713-570-3050
CROWN CASTLE INTERNATIONAL
REPORTS SECOND QUARTER 2010 RESULTS;
RAISES 2010 OUTLOOK; ANNOUNCES AGREEMENT TO
ACQUIRE NEWPATH NETWORKS
July 28, 2010 — HOUSTON, TEXAS — Crown Castle International Corp. (NYSE:CCI) today reported results for the quarter ended June 30, 2010.
“We had a strong second quarter, exceeding our Outlook for site rental gross margin, Adjusted EBITDA, and recurring cash flow,” stated Ben Moreland, President and Chief Executive Officer of Crown Castle. “We continue to enjoy solid growth in our business and remain excited about the strong fundamentals underlying our industry as reflected in our full year 2010 Outlook, which now suggests annual recurring cash flow growth of 17%. Consistent with our long-term strategy, we have entered into a definitive agreement to acquire NewPath Networks, Inc. (“NewPath”), one of the leading providers of distributed antenna systems (“DAS”) networks, which we expect to close later this quarter. The acquisition of NewPath furthers our ability to extend wireless infrastructure for customers beyond those areas served by traditional towers, thereby broadening our service offering in this growing market.”
CONSOLIDATED FINANCIAL RESULTS
Site rental revenues for second quarter 2010 increased $33.2 million, or 9%, to $409.6 million from $376.4 million for the same period in the prior year. Site rental gross margin, defined as site rental revenues less site rental cost of operations, increased 12% to $294.2 million, up $31.1 million in the second quarter of 2010 from $263.1 million in the same period in 2009. Adjusted EBITDA for second quarter 2010 increased $33.2 million, or 13%, to $280.1 million, up from $246.9 million for the same period in 2009.

News Release continued:
Recurring cash flow, defined as Adjusted EBITDA less interest expense less sustaining capital expenditures, increased from $131.5 million in the second quarter of 2009 to $154.9 million for the second quarter of 2010, up 18%. Recurring cash flow per share, defined as recurring cash flow divided by weighted average common shares outstanding, was $0.54 in the second quarter of 2010 compared to $0.46 in the second quarter of 2009, an increase of 18%.
Net income (loss) attributable to CCIC stockholders was $(97.5) million for the second quarter of 2010, inclusive of $114.6 million of net losses from interest rate swaps, compared to $(111.4) million for the same period in 2009, inclusive of $59.5 million of net losses from interest rate swaps. Net income (loss) attributable to CCIC common stockholders after deduction of dividends on preferred stock was $(102.7) million in the second quarter of 2010, compared to $(116.6) million for the same period in 2009. Second quarter 2010 net income (loss) attributable to CCIC common stockholders after deduction of dividends on preferred stock per common share was $(0.36), compared to $(0.41) in the second quarter of 2009.
NEWPATH NETWORKS ACQUISITION
On July 1, 2010, Crown Castle entered into an agreement to acquire NewPath for $115.0 million (subject to certain adjustments). NewPath is a privately-held DAS provider with an experienced management team and a successful track record with each of the major wireless operators. NewPath currently has 35 DAS networks in operation or under construction. Following the expected acquisition, Crown Castle expects to have 44 DAS networks in operation or under construction. The acquisition is expected to close in September 2010.
INVESTMENTS AND LIQUIDITY
“Our business continued to perform very well during the second quarter as we grew site rental revenues 9% and recurring cash flow per share 18% on a year-over-year basis,” stated Jay Brown, Chief Financial Officer of Crown Castle. “Our growth in recurring cash flow per share reflects the significant operating leverage in our business combined with our long-standing efforts to maintain a reasonably levered balance sheet and make investments which we believe will maximize our long-term recurring cash flow per share. Since April 1, 2010, we made a number of investments we believe will enhance our long-term recurring cash flow per share growth, including the purchase of our common shares, the acquisition of land beneath our towers, and the contemplated acquisition of NewPath, which will further our investment in DAS. Given the strong performance of our business in the second quarter and our expectations for the second half of 2010, we have increased our 2010 Outlook for site rental revenue, site rental gross margin, Adjusted EBITDA and recurring cash flow.”

News Release continued:
During the second quarter of 2010, Crown Castle spent $38.2 million to purchase its common shares at an average price of $37.01 per share. Common shares outstanding at June 30, 2010 were 285.8 million. Since January 2003, Crown Castle has spent $2.4 billion to purchase approximately 92 million of its common shares and potential shares, at an average price of $25.59 per share.
During the second quarter of 2010, Crown Castle invested $54.9 million in capital expenditures comprised of $30.8 million of land purchases, $4.9 million of sustaining capital expenditures and $19.2 million of revenue generating capital expenditures, consisting of $16.0 million on existing sites and $3.2 million on the construction of new sites.
As of June 30, 2010, Crown Castle had approximately $242 million in cash and cash equivalents (excluding restricted cash) and $400 million of availability under its revolving credit facility. A summary of our current debt outstanding is set forth below under “Other Calculations.”
In addition to the tables and information contained in this press release, Crown Castle will post supplemental information on its website at http://investor.crowncastle.com that will be discussed during its conference call tomorrow morning, Thursday, July 29, 2010.

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OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle’s filings with the Securities and Exchange Commission (“SEC”).
The following Outlook table is based on current expectations and assumptions and assumes a US dollar to Australian dollar exchange rate of 0.86 US dollars and 0.88 US dollars to 1.00 Australian dollar for third quarter and full year 2010 Outlook, respectively.
As reflected in the following table, Crown Castle has increased the midpoint of its full year 2010 Outlook, previously issued on April 28, 2010, for site rental revenue by $4.5 million, site rental gross margin by $7.0 million, Adjusted EBITDA by $15.5 million, and recurring cash flow by $20.5 million. For the purposes of this Outlook, interest expense is based on debt outstanding as of July 28, 2010.
The following table sets forth Crown Castle’s current Outlook for the third quarter of 2010 and full year 2010:

(in millions, except per share amounts)	Third Quarter 2010	Full Year 2010
Site rental revenues	$419 to $424	$1,667 to $1,677
Site rental cost of operations	$115 to $120	$460 to $470
Site rental gross margin	$301 to $306	$1,202 to $1,212

Adjusted EBITDA	$284 to $289	$1,128 to $1,143

Interest expense and amortization of deferred financing costs(a)	$119 to $122	$477 to $487
Sustaining capital expenditures	$7 to $9	$22 to $27

Recurring cash flow	$156 to $161	$621 to $636

Net income (loss) after deduction of dividends on preferred stock(b)	$0 to $27	$(230) to $(151)
Net income (loss) per share(c)	$0.00 to $0.09	$(0.80) to $(0.53)

(a)	Inclusive of $19 million and $75 million, respectively, of non-cash expense, including approximately $11 million and $44 million, respectively, related to the amortization of interest rate swaps.

(b)	Full year guidance reflects the amount recognized for interest rate swaps through June 30, 2010 only.

(c)	Represents net income (loss) per common share, based on 285.8 million common shares outstanding as of June 30, 2010.

News Release continued:
CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, July 29, 2010, at 10:30 a.m. eastern time. The conference call may be accessed by dialing 480-629-9866 and asking for the Crown Castle call at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet by logging onto the web at http://investor.crowncastle.com. Any supplemental materials for the call will be posted at the Crown Castle website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 12:30 p.m. eastern time on Thursday, July 29, 2010 through 11:59 p.m. eastern time on Thursday, August 5, 2010 and may be accessed by dialing 303-590-3030 using passcode 4329036. An audio archive will also be available on the company’s website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.
Crown Castle owns, operates, and leases towers and other communication structures for wireless communications. Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and approximately 1,600 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit http://www.crowncastle.com.

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Non-GAAP Financial Measures and Other Calculations
This press release includes presentations of Adjusted EBITDA and recurring cash flow, which are non-GAAP financial measures.
Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, interest expense and amortization of deferred financing costs, gains (losses) on purchases and redemptions of debt, net gain (loss) on interest rate swaps, impairment of available-for-sale securities, interest and other income (expense), benefit (provision) for income taxes, cumulative effect of change in accounting principle, income (loss) from discontinued operations and stock-based compensation expense. Adjusted EBITDA is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles (“GAAP”)).
Crown Castle defines recurring cash flow to be Adjusted EBITDA, less interest expense and less sustaining capital expenditures. Each of the amounts included in the calculation of recurring cash flow are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not defined under GAAP. We define sustaining capital expenditures as capital expenditures (determined in accordance with GAAP) which do not increase the capacity or life of our revenue generating assets and include capitalized costs related to (i) maintenance activities on our towers, (ii) vehicles, (iii) information technology equipment, and (iv) office equipment. Recurring cash flow is not intended as an alternative measure of cash flow from operations or operating results (as determined in accordance with GAAP).
Adjusted EBITDA and recurring cash flow are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations. Our measures of Adjusted EBITDA and recurring cash flow may not be comparable to similarly titled measures of other companies, including other companies in the tower sector. The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.
Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:
Adjusted EBITDA, recurring cash flow and recurring cash flow per share for the quarters ended June 30, 2010 and 2009 are computed as follows:

	For the Three Months Ended
	June, 30	June 30,
(in millions, except per share amounts)	2010	2009
Net income (loss)	$(97.6)	$(111.8)
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	2.6	7.3
Depreciation, amortization and accretion	134.4	131.6
Acquisition and integration costs	0.3	—
Interest expense and amortization of deferred financing costs	120.3	110.3
Gains (losses) on purchases and redemption of debt	—	98.7
Net gain (loss) on interest rate swaps	114.6	59.5
Interest and other income (expense)	0.2	(3.2)
Benefit (provision) for income taxes	(4.7)	(54.9)
Stock-based compensation expense	9.9	9.5

Adjusted EBITDA	$280.1	$246.9

Less: Interest expense and amortization of deferred financing costs	120.3	110.3
Less: Sustaining capital expenditures	4.9	5.1

Recurring cash flow	$154.9	$131.5

Weighted average common shares outstanding — Basic	286.1	286.4
Recurring cash flow per share	$0.54	$0.46

News Release continued:
Other Calculations:
Adjusted EBITDA and recurring cash flow for the quarter ending September 30, 2010 and the year ending December 31, 2010 are forecasted as follows:

	Q3 2010	Full Year 2010
(in millions)	Outlook	Outlook
Net income (loss)(a)	$5 to $32	$(209) to $(130)
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$2 to $5	$8 to $20
Depreciation, amortization and accretion	$131 to $136	$520 to $540
Acquisition and integration costs	$0 to $2	$0 to $2
Interest expense and amortization of deferred financing costs(b)	$119 to $122	$477 to $487
Gains (losses) on purchases and redemptions of debt	—	$66 to $66
Net gain (loss) on interest rate swaps	$0 to $0	$188 to $188
Interest and other income (expense)(a)	$(2) to $2	$(4) to $4
Benefit (provision) for income taxes	$0 to $3	$(15) to $(9)
Stock-based compensation expense	$7 to $9	$33 to $39

Adjusted EBITDA	$284 to $289	$1,128 to $1,143

Less: Interest expense and amortization of deferred financing costs(b)	$119 to $122	$477 to $487
Less: Sustaining capital expenditures	$7 to $9	$22 to $27

Recurring cash flow	$156 to $161	$621 to $636

(a)	Full year guidance reflects the amount recognized for interest rate swaps through June 30, 2010 only.

(b)
Inclusive of approximately $19 million and $75 million, respectively, of non-cash expense, including approximately $11 million and $44 million, respectively, related to the amortization of interest rate swaps.

The components of interest expense and amortization of deferred financing costs are as follows:

	For the Three Months Ended
	June 30,	June 30,
(in millions)	2010	2009
Interest expense on debt obligations	$101.7	$94.0
Amortization of deferred financing costs	4.0	6.7
Amortization of discounts on long-term debt	3.6	3.2
Amortization of interest rate swaps	10.8	5.3
Other	0.3	1.0

	$120.3	$110.3

The components of interest expense and amortization of deferred financing costs are forecasted as follows:

	Q3 2010	Full Year 2010
(in millions)	Outlook	Outlook
Interest expense on debt obligations	$100 to $103	$401 to $411
Amortization of deferred financing costs	$3 to $5	$13 to $18
Amortization of discounts on long-term debt	$3 to $4	$13 to $16
Amortization of interest rate swaps	$10 to $13	$42 to $46
Other	$0 to $1	$1 to $3

	$119 to $122	$477 to $487

News Release continued:
Debt balances and maturity dates as of June 30, 2010:

(in millions)	Face Value	Final Maturity
2007 Crown Castle Operating Company Term Loan	$628.9	March 5, 2014
9% Senior Notes Due 2015	866.9	January 15, 2015
7.5% Senior Notes Due 2013	0.1	December 1, 2013
7.75% Senior Secured Notes Due 2017	1,000.4	May 1, 2017
7.125% Senior Notes Due 2019	500.0	November 1, 2019
Senior Secured Notes, Series 2009-1(a)	239.6	Various
Senior Secured Tower Revenue Notes, Series 2006-1(b)	1,326.0	November 15, 2036
Senior Secured Tower Revenue Notes, Series 2010(c)	1,900.0	Various
Capital Leases and Other Obligations	23.3	Various

Total Debt	$6,485.1
Less: Cash and Cash Equivalents(d)	242.1

Net Debt	$6,243.0

(a)
The 2009 Securitized Notes consist of $169.6 million of principal as of June 30, 2010 that amortizes during the period beginning January 2010 and ending in 2019, and $70.0 million of principal that amortizes during the period beginning in 2019 and ending in 2029.

(b)	Anticipated repayment date is in November 2011.

(c)
The Senior Secured Tower Revenue Notes, Series 2010 consists of three series of notes with principal amounts of $300 million, $350 million, and $1,250 million with anticipated repayment dates of 2015, 2017, and 2020, respectively.

(d)	Excludes restricted cash.
Sustaining capital expenditures for the quarters ended June 30, 2010 and 2009 is computed as follows:

	For the Three Months Ended
	June 30,	June 30,
(in millions)	2010	2009

Capital Expenditures	$54.9	$39.6
Less: Revenue enhancing on existing sites	16.0	28.2
Less: Land purchases	30.8	1.7
Less: New site acquisition and construction	3.2	4.6

Sustaining capital expenditures	$4.9	$5.1

Site rental gross margin for the quarter ending September 30, 2010 and for the year ending December 31, 2010 is forecasted as follows:

	Q3 2010	Full Year 2010
(in millions)	Outlook	Outlook
Site rental revenue	$419 to $424	$1,667 to $1,677
Less: Site rental cost of operations	$115 to $120	$460 to $470

Site rental gross margin	$301 to $306	$1,202 to $1,212

News Release continued:
Cautionary Language Regarding Forward-Looking Statements
This press release contains forward-looking statements and information that are based on our management’s current expectations. Such statements include plans, projections, Outlook and estimates regarding (i) demand for our towers and services, (ii) the expansion and growth of our business, (iii) the contemplated NewPath acquisition, including timing and anticipated benefits with respect thereto, (iv) our investments of cash from cash flows and other sources, including the availability and type of investments and the impact and return on our investments, (v) currency exchange rates, (vi) site rental revenues, (vii) site rental cost of operations, (viii) site rental gross margin, (ix) Adjusted EBITDA, (x) interest expense and amortization of deferred financing costs, (xi) capital expenditures, including sustaining capital expenditures, (xii) recurring cash flow, including on a per share basis, (xiii) net income (loss), including on a per share basis, and (xiv) the utility of certain financial measures in analyzing our results. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:
•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Our interest rate swaps are currently in a substantial liability position and will need to be cash settled within the next year and a half, which could adversely affect our financial condition.

•	Our business depends on the demand for wireless communications and towers, and we may be adversely affected by any slowdown in such demand.

•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of, or network sharing among, any of our limited number of customers may materially decrease revenues and reduce demand for our towers and network services.

•	Consolidation among our customers may result in duplicate or overlapping parts of networks, which may result in a reduction of sites and have a negative effect on revenues and cash flows.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•	A wireless communications industry slowdown may materially and adversely affect our business (including reducing demand for our towers and network services) and the business of our customers.

•
As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer leases.

•	New technologies may significantly reduce demand for our towers and negatively impact our revenues.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to the land under our towers, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•
If radio frequency emissions from wireless handsets or equipment on our towers are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs and revenues.

•
Certain provisions of our certificate of incorporation, by-laws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be adversely affected by our exposure to changes in foreign currency exchange rates relating to our operations in Australia.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. As used in this press release, the term “including,” and any variation thereof, means “including, without limitation.”

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands)

	June 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$242,087	$766,146
Restricted cash	204,308	213,514
Receivables, net	49,054	44,431
Deferred income tax assets	83,286	76,089
Prepaid expenses, deferred site rental receivables and other current assets, net	93,484	95,853

Total current assets	672,219	1,196,033
Restricted cash	5,000	5,000
Property and equipment, net	4,786,553	4,895,983
Goodwill	1,984,779	1,984,804
Other intangible assets, net	2,351,513	2,405,422
Other assets, net	552,350	469,364

	$10,352,414	$10,956,606

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$163,016	$197,139
Deferred revenues	180,925	179,649
Interest rate swaps	207,751	160,121
Short-term debt, current maturities of debt and other obligations	20,775	217,196

Total current liabilities	572,467	754,105
Debt and other long-term obligations	6,368,156	6,361,954
Deferred income tax liabilities	76,579	74,117
Interest rate swaps	151,965	140,481
Other liabilities	385,260	374,210

Total liabilities	7,554,427	7,704,867
Redeemable preferred stock	316,117	315,654
CCIC Stockholders’ equity	2,482,071	2,936,241
Noncontrolling interest	(201)	(156)

Total equity	2,481,870	2,936,085

	$10,352,414	$10,956,606

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) AND OTHER FINANCIAL DATA (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net revenues:
Site rental	$409,631	$376,444	$816,503	$744,111
Network services and other	46,496	33,430	83,951	68,673

Total net revenues	456,127	409,874	900,454	812,784

Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	115,465	113,382	229,220	223,080
Network services and other	29,927	21,009	56,223	43,070

Total costs of operations	145,392	134,391	285,443	266,150

General and administrative	40,556	38,102	80,029	74,739
Asset write-down charges	2,597	7,295	4,159	11,386
Acquisition and integration costs	272	—	272	—
Depreciation, amortization and accretion	134,426	131,597	267,294	264,773

Operating income (loss)	132,884	98,489	263,257	195,736
Interest expense and amortization of deferred financing costs	(120,345)	(110,250)	(241,126)	(215,837)
Gains (losses) on purchases and redemptions of debt	—	(98,676)	(66,434)	(85,326)
Net gain (loss) on interest rate swaps	(114,598)	(59,528)	(187,874)	(55,733)
Interest and other income (expense)	(241)	3,249	138	3,003

Income (loss) before income taxes	(102,300)	(166,716)	(232,039)	(158,157)
Benefit (provision) for income taxes	4,686	54,949	15,025	56,440

Net income (loss)	(97,614)	(111,767)	(217,014)	(101,717)
Less: Net income (loss) attributable to the noncontrolling interest	(85)	(349)	(210)	(876)

Net income (loss) attributable to CCIC stockholders	(97,529)	(111,418)	(216,804)	(100,841)
Dividends on preferred stock .	(5,202)	(5,201)	(10,403)	(10,402)

Net income (loss) attributable to CCIC stockholders after deduction of dividends on preferred stock	$(102,731)	$(116,619)	$(227,207)	$(111,243)

Net income (loss) attributable to CCIC common stockholders, after deduction of dividends on preferred stock, per common share — basic and dilutes	$(0.36)	$(0.41)	$(0.79)	$(0.39)

Weighted-average common shares outstanding (in thousands) — basic and diluted	286,080	286,449	287,266	286,181

Adjusted EBITDA	$280,084	$246,862	$554,335	$489,258

Stock-based compensation expenses:
Site rental cost of operations	$311	$266	$540	$469
Network services and other cost of operations	428	343	728	595
General and administrative	9,166	8,872	18,085	16,299

Total	$9,905	$9,481	$19,353	$17,363

News Release continued:

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Six Months Ended
	June 30,
	2010	2009
Cash flows from operating activities:

Net income (loss)	$(217,014)	$(101,717)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	267,294	264,773
Gains (losses) on purchases and redemptions of long-term debt	66,434	85,326
Amortization of deferred financing costs and other non-cash interest	37,550	26,605
Stock-based compensation expense	18,143	15,031
Asset write-down charges	4,159	11,386
Deferred income tax benefit (provision)	(22,319)	(59,780)
Income (expense) from forward-starting interest rate swaps	187,874	55,733
Other adjustments, net	443	380
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(22,003)	7,162
Decrease (increase) in assets	(72,354)	(35,441)

Net cash provided by (used for) operating activities	248,207	269,458

Cash flows from investing activities:
Proceeds from disposition of property and equipment	1,974	3,172
Capital expenditures and other	(114,194)	(80,647)

Net cash provided by (used for) investing activities	(112,220)	(77,475)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,900,000	1,978,848
Proceeds from issuance of capital stock	8,397	9,778
Principal payments on long-term debt and other long-term obligations	(8,685)	(3,250)
Purchases and redemptions of long-term debt	(2,149,653)	(1,721,486)
Purchases of capital stock	(146,884)	(1,218)
Borrowings under revolving credit agreements	—	50,000
Payments under revolving credit agreements	—	(219,400)
Payments for financing costs	(31,510)	(49,815)
Payments for forward-starting interest rate swaps settlements	(232,703)	—
Net decrease (increase) in restricted cash	11,719	(43,034)
Dividends on preferred stock	(9,940)	(9,938)

Net cash provided by (used for) financing activities	(659,259)	(9,515)

Effect of exchange rate changes on cash	(787)	(2,698)
Net increase (decrease) in cash and cash equivalents	(524,059)	179,770
Cash and cash equivalents at beginning of period	766,146	155,219

Cash and cash equivalents at end of period	$242,087	$334,989

Supplemental disclosure of cash flow information:
Interest paid	$208,350	$145,643
Income taxes paid	2,218	4,424

CROWN CASTLE INTERNATIONAL CORP.
EBITDA Fact Sheet
(dollars in millions)

	Quarter Ended 9/30/09			Quarter Ended 12/31/09			Quarter Ended 3/31/10			Quarter Ended 6/30/10
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Revenues
Site Rental	$376.2	$20.2	$396.5	$381.1	$21.5	$402.6	$384.0	$22.8	$406.9	$388.0	$21.7	$409.6
Services	31.2	1.4	32.6	37.8	3.1	40.9	34.8	2.6	37.5	44.3	2.2	46.5

Total Revenues	407.4	21.6	429.1	418.9	24.6	443.5	418.9	25.4	444.3	432.2	23.9	456.1

Operating Expenses
Site Rental	108.6	6.3	114.9	111.9	6.6	118.6	107.0	6.7	118.6	108.7	6.8	115.5
Services	20.7	0.9	21.6	26.8	1.3	28.1	24.3	2.0	26.3	28.5	1.4	29.9

Total Operating Expenses	129.3	7.2	136.5	138.8	7.9	146.7	131.3	8.7	140.1	137.2	8.2	145.4

General & Administrative	36.4	2.9	39.2	37.4	1.7	39.1	35.0	4.5	39.5	36.9	3.7	40.6

Add: Stock-Based Compensation	6.8	0.4	7.2	7.4	(1.7)	5.7	8.3	1.2	9.4	9.9	0.0	9.9

Adjusted EBITDA	$248.5	$12.0	$260.5	$250.1	$13.3	$263.5	$260.9	$13.4	$274.3	$268.1	$12.0	$280.1

	Quarter Ended 9/30/09			Quarter Ended 12/31/09			Quarter Ended 3/31/10			Quarter Ended 6/30/10
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Gross Margins:
Site Rental	71%	69%	71%	71%	69%	71%	72%	71%	72%	72%	69%	72%
Services	34%	39%	34%	29%	58%	31%	30%	23%	30%	36%	36%	36%

Adjusted EBITDA Margin	61%	55%	61%	60%	54%	59%	62%	53%	62%	62%	50%	61%
Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:
(dollars in millions)

	Quarter Ended
	9/30/2009	12/31/2009	3/31/2010	6/30/2010
Net income (loss)	$(31.1)	$18.7	$(119.4)	$(97.6)
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	3.1	4.8	1.6	2.6
Depreciation, amortization and accretion	131.5	133.5	132.9	134.4
Acquisition and integration costs	0.0	0.0	0.0	0.3
Interest expense, amortization of deferred financing costs	111.2	118.9	120.8	120.3
Gains (losses) on purchases and redemptions of debt	4.8	0.9	66.4	0.0
Net gain (loss) on interest rate swaps	58.3	(21.1)	73.3	114.6
Interest and other income (expense)	(2.6)	0.2	(0.4)	0.2
Benefit (provision) for income taxes	(21.8)	1.9	(10.3)	(4.7)
Stock-based compensation	7.2	5.7	9.4	9.9

Adjusted EBITDA	$260.5	$263.5	$274.3	$280.1

Note: Components may not sum to total due to rounding.

CCI FACT SHEET Q2 2009 to Q2 2010
dollars in millions

	Q2 ’09		Q2 ’10		% Change
CCUSA
Site Rental Revenues	$358.5		$388.0		8%
Ending Sites	22,425		22,321		0%

CCAL
Site Rental Revenues	$17.9		$21.7		21%
Ending Sites	1,591		1,593		0%

TOTAL CCIC
Site Rental Revenues	$376.4		$409.6		9%
Ending Sites	24,016		23,914		0%

Ending Cash and Cash Equivalents	$335.0	*	$242.1	*

Total Face Value of Debt	$6,398.7		$6,485.1

Net Leverage Ratios (1)
Net Debt / EBITDA	6.1	X	5.6	X
Last Quarter Annualized Adjusted EBITDA	$987.4		$1,120.3

*	Excludes Restricted Cash

(1)	Based on Face Values
Note: Components may not sum to total due to rounding.